SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT is made and dated for reference effective as of the 8th day of March, 2017 (the "**Effective Date**").

BETWEEN:

GARMATEX HOLDINGS LTD., formerly Oaxaca Resources Corp., a company incorporated under the laws of the State of Nevada, U.S.A.

(the "**Purchaser**");

OF THE FIRST PART

AND:

GARMATEX TECHNOLOGIES, INC., a company incorporated under the laws of the Province of British Columbia, Canada

(the "**Target**");

OF THE SECOND PART

(and the Purchaser and the Target being, collectively, the "**Parties**", and, individually, each a "**Party**", as the context so requires);

WHEREAS:

(A) The Target is the owner of certain Intellectual Property Rights (as hereinafter defined) related to the design, development and manufacturing of the Target Technology (as hereinafter defined);

(B) In exchange for the Purchaser entering into an Amendment Agreement (as hereinafter defined) to the present Arrangement Agreement (as hereinafter defined) to which this Sublicense Agreement (the "**Agreement**") is appended, the Target now wishes to sublicense to the Purchaser its Licensed IP (as hereinafter defined) and Purchaser wishes to obtain such sublicense;

(C) The Parties are already parties to a certain Arrangement Agreement, originally dated April 8, 2016 (the "**Arrangement Agreement**"), pursuant to which the Purchaser agreed to acquire all of the outstanding securities of the Target in exchange for the issuance of equivalent securities of the Target by way of a statutory arrangement. Additionally, the Arrangement Agreement contains customary representations, warranties and conditions to closing including, without limitation, the Target completing a name change, forward stock-split and providing the Purchaser with audited financial statements;

(D) The Parties have determined that various terms of the Arrangement Agreement shall be amended with the balance of the Arrangement Agreement to remain in effect and unchanged by the terms of the Amendment Agreement; and which Amendment Agreement is attached hereto as Exhibit A and shall be executed concurrently herewith;

(E) In accordance with the terms of the Arrangement Agreement, on March 15, 2016 the Parties entered into a Secured and Subordinated Loan Agreement (the "**Loan Agreement**") whereby the Purchaser agreed to advance by way of a loan or loans to the Target (each, a "**Loan**") as requested by Target from time to time prior to or commensurate with the completion of the Arrangement Agreement. As of the Effective Date of this Agreement the Purchaser has made Loans to Target in the aggregate amount of CDN$953,988.00, and, in order to induce the Target to enter into this Agreement, the Parties have determined that it is in the best interests of both Parties to cancel the Loans made pursuant to the Loan Agreement; a copy of a Release and Settlement Agreement evidencing the aforementioned cancellation of the Loans being attached hereto as Exhibit B and which shall be executed concurrently herewith; and

(F) The Parties wish to enter into this Agreement to provide for the terms and conditions pursuant to which Target has agreed to sublicense the Licensed IP to the Purchaser;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained herein (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

Wherever used in this Agreement, the following terms have these respective meanings:

(a) "**Affiliate**" means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Person. The terms "controls", "controlled by" and "under common control with" mean the possession, directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the outstanding voting interest, or the power to direct or cause the direction of the management policies of, any Person, whether through ownership of stock, as a general partner, manager or trustee, by contract or otherwise;

(b) "**Agreement**" means this sublicense agreement, as may be amended, restated, modified or supplemented from time to time;

(c) **"Arrangement Agreement"** has the meaning prescribed to it in Recital (C) hereinabove;

(d) "**Business Day**" means any day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(e) "**Confidential Information**" means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) of a Discloser which is disclosed by or on behalf of such entity in connection with its or their business that is not, at the time of disclosure hereunder, available or known to the general public, or that, by its nature or the nature of its disclosure, would reasonably be determined to be confidential; and for greater clarity, Confidential Information does not require any particular marking, legend, or indication of confidentiality to meet such definition. Confidential Information includes Discloser's (or its Affiliates'): (i) trade secrets; (ii) technology or technical information, including designs, formulae, compositions, algorithms, procedures, methodology, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not); (iii) Know-How that is confidential; (iv) supplier and customer information (whether past, present, future and prospective); (v) strategic plans, source code and related data; (vi) financial or marketing information; (vii) forecasts; (viii) information as to business opportunities and strategy; information as to business operations; third party data; and studies;

(f) "**Discloser**" means a Party whose Confidential Information is disclosed to the other party, and, for greater certainty, means (a) Target and its Affiliates, jointly and severally, in respect of disclosures to Purchaser or its Affiliates, and (b) Purchaser and its Affiliates, jointly and severally, in respect of disclosures to Target or its Affiliates;

(g) "**Documentation**" means any documentation, specifications, plans, designs, drawings, schematics, guides or manuals regarding the Target Technology;

(h) "**Excluded Infringement**" means (i) the Purchaser's, its Affiliates' or their respective sublicensees' combination of the Intellectual Property Rights or materials not supplied by the Target pursuant to this Agreement, or (ii) any Improvement to the Licensed IP carried out by or on behalf of the Purchaser or its Affiliates;

(i) "**Improvement**" means any improvements, variations, changes and modifications of any kind whatsoever to the Licensed IP;

(j) "**Intellectual Property Rights**" mean all intellectual property rights and related priority rights protected, created or arising under statute, civil, common or equitable law of any jurisdiction or under any international convention, including (a) all rights to any inventions (whether patentable or unpatentable and whether or not reduced to practice), rights to all improvements thereto and all patents and patent applications and patent disclosures, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extension of any of the foregoing ("**Patents**"), (b) rights to all trade-marks, service marks, trade names, trade dress, logos, business names, corporate names and other source or business identifiers, together with all translations, adaptations, derivations and combinations thereof, and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with or symbolized by any of the foregoing ("**Marks**"), (c) rights to all copyrightable works, all copyrights including any registrations, applications, renewals, extensions and reversions of any of the foregoing ("**Copyrights**"), (d) rights to all industrial designs, applications, registrations and renewals associated therewith, (e) rights to all trade secrets, confidential and proprietary information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements ("**Trade Secrets**"), (f) rights to all forms of general

or specific technical information, experience, knowledge or assistance relating to such technology (including the manufacture or placing into operation of embodiments thereof) including without limitation, formulae, ideas, drawings, designs, manufacturing, commissioning and production processes, specifications and techniques, whether or not in written or printed form ("**Know How**"), (g) rights to all computer software (including data and related documentation), (h) all copies and tangible embodiments of the forgoing (in whatever form or medium), and (i) past, present, and future causes of action, rights of recovery, claims, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing;

(k) **"Loan Agreement"** has the meaning prescribed to it in Recital (D) hereinabove;

(l) "**Sublicense**" has the meaning given to such term in Section 2.1 hereto;

(m) "**Licensed IP**" means the Intellectual Property Rights in and to the Target Technology, and includes all Improvements thereto, whether owned by or licensed to the Target or any Affiliates thereof. For greater clarity, the Licensed IP shall include any information of a technical, or scientific, or business nature relating to the Target Technology regardless of its form, including any research data, technical information, Know-How, processes, methods of production, drawings, blueprints, patterns, plans, flow sheets, manuals, equipment and parts lists and descriptions and related instructions, equipment contracts, computer systems, computer programs, software, firmware and computer code, manuals, data, records and procedures owned by or licensed to the Target or any of its Affiliates, which may be provided to the Purchaser. Licensed IP and Documentation will be considered the Target's or its Affiliates' Confidential Information;

(n) "**Parties**" means the Target and the Purchaser, and "**Party**" means any one of them;

(o) "**Person**" includes an individual, partnership, whether general, limited or undeclared, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature;

(p) "**Recipient**" means the recipient of Confidential Information from a Discloser, and, for greater certainty, means (a) Target and its Affiliates, jointly and severally, in respect of disclosures from Purchaser or its Affiliates, and (b) Purchaser and its Affiliates, jointly and severally, in respect of disclosures from Target or its Affiliates;

(q) "**Target Products**" means the CoolSkin, RecoverySkin, SlimSkin, Kottinu, AbsorbSkin, ColdSkin, SteelSkin, WarmSkin and IceSkin products.

(r) "**Target Technology**" means the trade secret formulae and related specifications necessary to manufacture the Target Products and Improvements thereof whether owned by or licensed to the Target or any Affiliates thereof; and

(s) "**Term**" has the meaning given to such term in Section 4.1.

1.2 Headings

The insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, subsections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

1.3 Number and Gender

Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.4 Currency

All monetary amounts in this Agreement are stated in Canadian dollars.

1.5 Knowledge

Whenever the terms "to the knowledge of Target" or other similar derivations thereof are used in this Agreement it shall mean the actual knowledge that the directors, officer, and senior management have into the relevant subject matter including consultation with employees and applicable contractual counter-parties.

1.6 Recitals

The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

ARTICLE 2
SUBLICENSE GRANT

2.1 Non-Exclusive Sublicense of Licensed IP; Debt Cancellation

The Parties acknowledges and agree that:

(a) subject to the terms and conditions of herein, the Target hereby grants to the Purchaser and its Affiliates a non-transferrable worldwide right and sublicense during the Term to: (i) non-exclusively manufacture the Target Technology; and (ii) non-exclusively sell and distribute the Target Technology (collectively, the "**Sublicense**"); and

(b) in exchange for the grant of the Sublicense granted hereunder;

(i) the Parties have determined that various terms of the Arrangement Agreement shall be amended with the balance of the Arrangement Agreement to remain in effect and unchanged by the terms of the Amendment Agreement; and which Amendment Agreement is attached hereto as Exhibit A and shall be executed concurrently herewith;

(ii) as of the Effective Date of this Agreement the Purchaser has made Loans to Target in the aggregate amount of CDN$953,988.00, and, in order to induce the Target to enter into this Agreement, the Parties have determined that it is in the best interests of both Parties to cancel the Loans made pursuant to the Loan Agreement; a copy of a Release and Settlement Agreement evidencing the aforementioned cancellation of the Loans being attached hereto as Exhibit B and which shall be executed concurrently herewith; such that the Loan Agreement shall be considered terminated as of the Effective Date hereof with no rights or obligations of either Party remaining thereunder; and

(iii) the Target shall assign to the Purchaser, and the Purchaser agrees to the assignment to it, of 100% of the issued and outstanding shares of Garmatex, Inc., a Delaware corporation ("**GIDC**"), which is a wholly owned subsidiary of the Target (the "**Assignment**"). In connection with

such Assignment, which shall be effective as of the Effective Date hereof, the Purchaser acknowledges that it shall assume all outstanding liabilities of GIDC which at the time of the Assignment shall be limited to the actual accrued salary in the aggregate amount of US$270,419 of GIDC's current CEO and President; a copy of the Assignment being attached hereto as Exhibit C and which shall be executed concurrently herewith.

2.2 Limitations of Sublicense

The Purchaser acknowledges and agrees that the Sublicense will at all times remain subject to the following limitations:

(a) *No Modification or Reverse Engineering*—the Purchaser will not directly or indirectly modify, or in any way alter (excluding configuration expressly permitted by the Documentation) the whole or any part the Target Technology, nor will the Purchaser decompile, disassemble, reconstruct, decrypt, reverse assemble, reverse engineer or make derivative works based on the whole or any part of the Target Technology;

(b) *Limited Use*—except as permitted herein, the Purchaser will not directly or indirectly license, sublicense, transfer, assign, or otherwise commercially exploit the Target technology in any way except as permitted by the Sublicense; and

(c) *Distribution Agreements*— the Purchaser will ensure that any distribution license is at least as protective of the Target Technology as this Agreement.

2.3 Obligation to Maintain Pending and Registered Licensed IP in Good Standing

The Purchaser shall take any and all commercially reasonable steps to (a) register, file, prosecute, maintain in good standing, and preserve the validity of, any and all existing unfiled, lapsed, or dormant patent applications or invention disclosures, and any and all applications for other Intellectual Property Rights, associated with the Target Technology, Licensed IP and any Improvements thereto, for the benefit of the Target and in the name of the Target, in accordance with standard industry practice. The Purchaser will cooperate in good faith, at the Purchaser's expense, with the Target in coordinating any such filings or related matters.

ARTICLE 3
<u>IMPROVEMENTS</u>

3.1 Notification of Improvements by the Target

The Target shall as soon as practicable inform the Purchaser, in writing, of any Improvements of any nature whatsoever related to the Licensed IP developed or licensed by or on behalf of the Target or its Affiliates, and shall provide, free of charge, any and all documents and information relating to such Improvements.

3.2 Notification of Improvements by the Purchaser

The Purchaser shall as soon as practicable inform the Target, in writing, of any Improvements of any nature whatsoever related to the Licensed IP developed by or on behalf of the Purchaser, which for greater clarity shall include any such Improvements suggested by, developed with or otherwise involving any of the Purchaser's sublicensees or Affiliates, and includes any such Improvements related to the manufacturing process related thereto. All right, title and interest in and to such Improvements, including all Intellectual Property Rights, shall immediately upon development be fully vested in and remain the sole and exclusive property of the Target. Accordingly, the Purchaser hereby irrevocably assigns to the Target (and by developing or having developed such Improvement, shall be deemed to so assign) all right, title and interest in and to such Improvements, including all Intellectual Property Rights with respect to Improvements, to the Target, and will cause any sublicensees or Affiliates to so assign, as applicable. To the extent the foregoing is in any way insufficient to assign such right, title and interest in and to such Improvements to the Target, the Purchaser hereby irrevocably grants (and by developing or having developed such Improvements, shall be deemed to so grant) to the Target a royalty-free, fully paid-up, worldwide, transferrable, sub-licensable, exclusive, irrevocable and perpetual license to use, modify, adapt, improve and otherwise exploit in any way, shape or form, such Improvements, and will cause any sublicensees or Affiliates to grant such license, as applicable. The Purchaser shall execute all documents and take all steps reasonably necessary or desirable to confirm the Target's ownership of, or to transfer, assign or license, as the case may be, such Improvements as provided in this Section 3.2. The Parties agree that the Target's grant of the Sublicense is good and sufficient consideration for any such assignment or license which may be granted by the Purchaser.

ARTICLE 4
TERM & TERMINATION

4.1 Term

The term of this Agreement (the "**Term**") will commence upon the Effective Date hereof and continue in perpetuity until such time as the Arrangement Agreement is fully completed, at which time the Sublicense will be deemed null and void as the Target will be a wholly owned subsidiary of the Purchaser. Should the Arrangement Agreement, as amended by the Amending Agreement, not be completed in accordance with its present terms, then the Sublicense will continue in perpetuity unless otherwise agreed or amended by the Parties hereto in writing.

4.2 Termination

This Agreement will terminate in accordance with Section 4.1. This Agreement may also be terminated as follows:

(a) *Mutual Agreement*—at any time upon agreement between the Parties in writing;

(b) *Termination for Material Breach*—at any time immediately upon notice by either Party (in this provision, the "**Terminating Party**") if the other Party (in this provision, the "**Breaching Party**") commits a material breach of any provision of this Agreement that is not remedied within the 20 Business Day period following notice from the Terminating Party to the Breaching Party setting out the reasonable particulars of such material breach; or

(c) *Termination for Dissolution or Bankruptcy*—at any time immediately upon notice by either Party if the other Party (in this provision, the "**Breaching Party**") is dissolved, its existence is terminated, a receiver is appointed over all or any material part of its property, an assignment is made for the benefit of its creditors or if a petition in bankruptcy is made by it or against it or if any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment or indebtedness or composition or extension of indebtedness is commenced by or against it, in each case where same is not being contested in good faith by the Breaching Party.

4.3 Effect of Termination

On any termination of this Agreement, the Sublicense will thereby automatically be deemed terminated and revoked, and the Purchaser will immediately cease and desist from manufacturing any further products using the Target Technology and immediately cease and desist from any and all use of the Licensed IP in any manner and will return to the Target or destroy all of the Licensed IP and all copies thereof in its possession, care or control.

4.4 Survival

All provisions of this Agreement that, by their nature, are intended to survive the purported or actual termination of this Agreement, including without limitation Sections 3.2 4.3, 4.4, and Article 7 will so survive, including all provisions necessary for the interpretation of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 Representations, Warranties and Covenants of the Target

The Target represents, warrants, as of the date hereof, and covenants to the Purchaser that:

(a) the Target owns all right, title and interest in and to the Licensed IP (excluding Know-How that is not confidential or capable of being protected by Intellectual Property Rights) or else holds valid license thereto; and

(b) the Target has full right and power to grant the rights, assignments, licenses and privileges herein given;

5.2 Representations, Warranties and Covenants of the Purchaser

The Purchaser represents, warrants and covenants to the Target that:

(a) it has full right and power to grant the rights and licenses herein given;

(b) it has in place reasonable procedures and safeguards to protect the confidentiality of the Confidential Information as delivered to it hereunder by the Target that protect such confidentiality to a reasonable standard (but in any event at least as protected as Purchaser uses to protect its own, similar information);

(c) it has taken and will take no action, and will not fail to take any action, that would make any registered Licensed IP invalid or unenforceable;

(d) it will not comingle any third party Intellectual Property Rights with any Improvements to the Licensed IP which would prevent it from complying with Section 3.2; and

(e) it will disclose to no third party any Confidential Information of the Target except as contemplated by this Agreement or in the ordinary course of its business, on a need to know basis,

pursuant to confidentiality obligations at least as restrictive as those set out herein and that are made in the reasonable course business.

5.3 Mutual Representations and Warranties

Each Party represents and warrants in favour of the other Party, as follows:

(a) the Party has the corporate power, and capacity to enter into, and to perform its obligations under, this Agreement. This Agreement is, and all other agreements, contracts and instruments required by this Agreement to be delivered by the Parties, are valid and binding obligations of the Party, which have been duly authorized, and are enforceable in accordance with their respective terms;

(b) the Party is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(c) the execution, delivery and performance of this Agreement and the performance of its obligations under this Agreement, and the completion of the transactions contemplated by this Agreement, do not and will not:

(i) contravene any provision of the constating documents of the Party;

(ii) result in a violation or breach of, or constitute a default (or an event, condition or occurrence which, with notice or passage of time or both, would constitute a default) under, or give rise to any termination rights, rights of first refusal or other buy-sell rights or the amendment, acceleration or cancellation of or change in any rights or obligations of any Person under, any provision of any contract, agreement, lease, license, concession, franchise or permit to which the Party is bound or subject or of which it is a beneficiary; or

(iii) contravene any applicable law; and

(d) the Party has not commenced, participated or agreed to commence or participate in any bankruptcy, involuntary liquidation, dissolution, winding-up, insolvency or similar proceeding.

ARTICLE 6
INFRINGEMENT AND INVALIDITY CHALLENGE

6.1 Infringement

Upon learning of any possible infringement by any third party involving the Licensed IP, each Party shall promptly notify the other Party, in writing, with details of the possible infringement. At its sole discretion, the Target may take any steps necessary, at its expense, to eliminate such infringement, including the commencement of legal action, if necessary. The Target shall make its determination in a timely manner. If the Target, in its sole discretion but acting in a timely manner, determines not to take any action with respect to a possible infringement, the Purchaser may, in its sole discretion, take any steps necessary, at its expense, to eliminate such infringement, including the commencement of legal action, provided that Purchaser will keep the Target informed at all times of the status of such legal action, and will not at any time enter into any settlement which would in any way affect the Licensed IP or the Target's rights therein.

6.2 Validity Challenge

If the validity of any or all of the Licensed IP is challenged in any manner whatsoever, each Party shall promptly notify the other Party, in writing, with details of the possible validity challenge. At its sole discretion, the Target may take any steps necessary, at its expense, to defend any such challenge. The Target shall make its determination in a timely manner. If the Target, in its sole discretion, determines not to take any action with respect to a possible infringement, the Purchaser may, in its sole discretion, take any steps necessary, at its expense, to defend any such challenge, provided that the Purchaser enters into any settlement which would in any way affect the Licensed IP or the Target's rights therein.

6.3 Cooperation

If a Party brings any suit or defends any proceeding pursuant to this section, the other Party shall join in any capacity requested and shall cooperate and assist in the preparation and prosecution of the suit or proceeding.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnity

(a) The Target agrees to indemnify and hold harmless the Purchaser, its Affiliates and each of their respective officers, directors, employees,

advisors, agents and representatives (each, a "**Purchaser Indemnified Party**") from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), of any kind or nature whatsoever ("**Claim or Loss**") that may be incurred or sustained by, or asserted or awarded against, any Purchaser Indemnified Party to the extent arising out of or in connection with (a) any breach by the Target or its Affiliates of the terms, representations, warranties or covenants in this Agreement, and (b) any claim by any third party that the Licensed IP infringes any rights of any such third party, except that the foregoing indemnity shall not apply with respect to any Claim or Loss indemnifiable by Purchaser under Section 7.1(b) and shall further not apply to any illegal or unlawful reverse-engineering of the Licensed IP by a third party that is outside the control of the Target or its Affiliates.

(b) The Purchaser agrees to indemnify and hold harmless the Target, its Affiliates, and each of their respective officers, employees, advisors, agents and representatives (each, a "**Target Indemnified Party**", and together with a "**Purchaser Indemnified Party**", the "**Indemnified Parties**") from and against any Claim or Loss that may be incurred or sustained by, or asserted or awarded against, any Target Indemnified Party to the extent arising out of or in connection with (a) any Excluded Infringement, (b) any breach by the Purchaser, its Affiliates or their respective sublicensees of the terms, representations, warranties or covenants in this Agreement, or (c) any claim by any third party that any Improvement developed by or on behalf of the Purchaser infringes any rights of any such third party.

(c) Neither the Target under Section 7.1(a), nor the Purchaser under 7.1(b) (in such context, the "**Indemnifying Party**") shall have any obligation to indemnify an Indemnified Party to the extent that the Claim or Loss arises after any refusal by such Indemnified Party to use a non-infringing version of allegedly infringing material offered by the Indemnifying Party under Section 7.1(d).

(d) If an Indemnifying Party receives any knowledge of any Claim or Loss in respect, or any circumstances in which a Claim or Loss is threatened or reasonably anticipated, in relation to an infringement of Intellectual Property Rights, it may, as soon as reasonably practicable:

(i) procure, at its expense, the right for the Indemnified Party to use the allegedly infringing material;

(ii) replace or modify, at its expense, the allegedly infringing material with equivalent material that does not breach this Agreement; or

(iii) if the removal of such infringing material, as the case may be, would not be a breach of this Agreement, remove such infringing material.

(e) Each Party acknowledges that the Indemnifying Party will be given complete authority for the defence or settlement of Claims or Losses indemnified hereunder, on the understanding that, in all events, the Indemnified Party will have the right (at its own expense) to participate in such defence or compromise through counsel of its choosing.

(f) An Indemnifying Party's obligations to provide an indemnity hereunder will be reduced to the extent that the Indemnifying Party has been prejudiced by (i) the Indemnified Party failing to notify the Indemnifying Party as soon as reasonably practicable after receiving notice of a Claim or Loss, (ii) the Indemnified Party failing to provide such information and assistance as reasonably requested by the Indemnifying Party in connection with the conduct of the indemnity, and (iii) the Indemnified Party compromising or settling the Claim without the Indemnifying Party's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 8
GENERAL PROVISIONS

8.1 Exclusion of Liability

Except in relation to any breach of this Agreement with respect to Confidential Information or any infringement of Intellectual Property Rights, neither Party will be liable to the other for (a) any indirect, incidental, special or consequential Claims or Losses of any kind whatsoever and however caused, whether arising under contract, tort (including negligence) or otherwise, or (b) any loss of production, loss of or corruption to data, loss of profits or of contracts, loss of business, loss of management or operation time and loss of goodwill or anticipated savings, regardless of whether any such loss is direct or indirect and even if the Party has been notified of the possibility thereof or could have foreseen such Claims or Losses. Notwithstanding the foregoing, this paragraph shall not limit either Party's liability for death or personal injury resulting from its negligence or for fraud.

8.2 Notices

Whenever in this Agreement it is required or permitted that notice or demand be given or served by either Party of this Agreement to or on the other, such notice or demand will be in writing and will be validly given or sufficiently communicated if forwarded by first class mail or e-mail (provided that the recipient confirms receipt thereof in any manner communicated to the sender), in each case to the addresses as follows, provided that each party may update same from time to time through written notice:

(a) if to Target:

Garmatex Technologies, Inc.
1500 Royal Centre, P.O. Box 11117, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7
Attention: Darren Berezowski
Email: dberezowski@garmatex.com

with a copy to Target's counsel (such shall not constitute notice):

McMillan LLP
1500 Royal Centre, P.O. Box 11117, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7
Attention: Thomas J. Deutsch
Email: thomas.deutsch@mcmillan.ca; and

(b) if to Purchaser:

Garmatex Holdings Ltd.
7458 Allison Place, Chilliwack, British Columbia V4Z 1J7
Attention: Devon Loosdrecht

8.3 Entire Agreement

This Agreement and any other documents or instruments contemplated hereby shall constitute the entire agreement and understanding between the Parties with respect to any license, transfer or other dealing with the Licensed IP, and shall supersede all prior agreements and undertakings between the Parties relating to the subject matter hereof which is expressly

replaced by this Agreement, whether oral or written, relative to the same subject matter hereof. To the extent that there is any inconsistency between a provision of this Agreement and a provision of any other document or instrument contemplated hereby, the said provision in this Agreement shall be paramount.

8.4 All Modifications in Writing

No provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification, waiver or termination is sought to be enforced.

8.5 Successors and Assigns

This Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns.

8.6 Assignment

Neither Party may assign or transfer this Agreement or any part of it without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except that either Party may assign or transfer this Agreement to an Affiliate as a whole with prior written notice. For greater clarity, no assignment or transfer of this Agreement by Purchaser will relieve Purchaser from any obligations hereunder, and Purchaser agrees to remain liable for all such obligations, irrespective of any such assignment or transfer. Any purported assignment or transfer in violation of this provision will be deemed void.

8.7 Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable laws, the Parties waive any provision of applicable laws which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

8.8 Governing Law

This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereby attorn to the non-exclusive venue and jurisdiction of the Courts of the Province of British Columbia, and waive any arguments under the conflict of laws removing such exclusive venue, jurisdiction or governing law.

8.9 Publicity

The Parties shall jointly agree on any press release disclosing any aspect of this Agreement or any of its details, provided that nothing herein shall prevent any party from making a press release required by applicable law as long as it has given the other party a reasonable opportunity to comment on same and has made reasonable efforts, consistent with such applicable law, to implement such comments.

8.10 Relationship

The Parties are independent contractors pursuant to this Agreement. Nothing in this Agreement shall constitute the Parties as partners of one another, nor shall anything herein constitute the Parties as agents for one another with respect to the matters raised and covered under this Agreement.

8.11 Costs

Each Party shall bear its own costs related to all matters pursuant to this agreement, including without limitation all professional, legal, accounting or other fees, unless expressly agreed in writing by the Parties.

8.12 References

Any reference to any Person or Party includes their successors and assigns and references to any agreements includes such agreements as the same may be amended, amended and restated, replaced or otherwise modified from time to time.

8.13 No Waiver

Failure of any Party to insist upon strict performance of any of the covenants, terms, or conditions of this Agreement shall not be deemed to be a waiver of any other breach or default in the performance of the same or any other covenant, term or condition contained in this Agreement. The waiver of any breach of this Agreement by any Party will in no event constitute a waiver of any future breach, whether similar or dissimilar in nature.

[*The rest of this page left intentionally blank. The signature page follows.*]

8.14 Counterparts and Electronic Copies

This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signature for all purposes.

8.15 Time of Essence

Time is of the essence of this Agreement.

8.16 Further Assurances.

Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the Effective Date

GARMATEX HOLDINGS LTD.

Per: /s/ Devon Loosdrecht
Devon Loosdrecht
President

GARMATEX TECHNOLOGIES, INC.

Per: /s/ Darren Berezowski
CEO

Exhibit A

Form of Amendment Agreement

See the attached form of Amendment Agreement.

Exhibit B

Form Release and Settlement Agreement

See the attached form of Release and Settlement Agreement.

Exhibit C

Form of Assignment

See the attached form of Assignment.
